Exhibit 2(d)

Description of rights of each class of securities registered under Section 12 of the Securities Exchange Act of 1934

American Depositary Shares (“ADSs”) representing twenty five Common Shares, nominal value P$1.00 each (the “Shares”) of Pampa Energía S.A. (“Pampa” or the “Company”), are listed and trade on the New York Stock Exchange and, in connection with this listing (but not for trading), our Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of our Shares and (ii) ADS holders. Shares underlying the ADSs are held by JPMorgan Chase Bank, N.A. (formerly Morgan Guaranty Trust Company of New York, “J.P. Morgan” and/or the “Depositary”), as depositary, and holders of ADSs will not be treated as holders of the shares of our Shares.

Disclosures under the following items are not applicable to us and have been omitted: debt securities (Item 12.A of Form 20-F), warrants and rights (Item 12.B of Form 20-F) and other securities (Item 12.C of Form 20-F).

Shares

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our capital stock is comprised of common shares, with a par value of Ps.1.00 each. Each share entitles the holder thereof to one vote at shareholders’ meetings. All outstanding shares are fully paid in and our common shares have been listed on the BASE since 1947. Since October 9, 2009, our ADSs have been listed on the NYSE. The ADSs have been issued by the Bank of New York Mellon (“BONY”) as depositary. Each ADS represents 25 Shares.

Pursuant to the provisions of Deposit Agreement, on January 23, 2017, Pampa sent a notice to BONY stating that Pampa (i) removed BONY as depositary and (ii) appointed J.P. Morgan as successor Depositary thereunder, effective on the later to occur of the close of business New York City time on (a) February 21, 2017 and (b) the date of effectiveness of the Form F-6 filed with respect to the appointment of J.P. Morgan as successor Depositary under the Deposit Agreement. On February 22, 2017, Pampa filed the F-6 and the appointment of J.P. Morgan became effective as of such date.

Furthermore, the Company made certain amendments to the Deposit Agreement by Form of Amendment No. 1 to the Second Amended and Restated Deposit Agreement (previously filed as Exhibit 99.A2 to our Registration Statement on Form F-6 POS (File No. 333-216157) on November 18, 2020.

Preemptive Rights (Item 9.A.3 of Form 20-F)

See “Item 10 – Additional Information – Memorandum and Articles of Association – Preemptive and Accretion Rights” in the annual report to which this exhibit is attached.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

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See “Item 10 – Additional Information – Memorandum and Articles of Association – Preemptive and Accretion Rights” in the annual report to which this exhibit is attached.

Other rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights, preferences and restrictions (Item 10.B.3 of Form 20-F)

See “Item 10 – Additional Information – Memorandum and Articles of Association – Dividends”; “Item 10 – Additional Information – Memorandum and Articles of Association – Voting Rights”; “Item 10 – Additional Information – Memorandum and Articles of Association – Quorum and Voting Requirements”; “Item 10 – Additional Information – Memorandum and Articles of Association – Election of directors ”; “Item 10 – Additional Information – Memorandum and Articles of Association – Liquidation Rights” and “Item 10 – Additional Information – Memorandum and Articles of Association – Redemption and Withdrawal Rights” in the annual report to which this exhibit is attached.

Requirements for Amendments of Articles of Incorporation (Item 10.B.4 of Form 20-F)

See “Item 10 – Additional Information – Memorandum and Articles of Association – Amendment of Articles of Incorporation” in the annual report to which this exhibit is attached.

Limitations on the Rights to Own Our Shares (Item 10.B.6 of Form 20-F)

See “Item 10 – Additional Information – Exchange Controls” in the annual report to which this exhibit is attached.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10 – Additional Information – Memorandum and Articles of Association - Mandatory Public Tender Offer Upon Acquisition of 35% of Our Voting Shares” and “Item 10 – Additional Information – Memorandum and Articles of Association - Mandatory Public Tender Offer Upon Acquisition of 50% of Our Voting Shares” in the annual report to which this exhibit is attached.

Ownership Threshold (Item 10.B.8 of Form 20-F)

Our by-laws provide in Article 38 that any person, whether acting directly or indirectly through other persons or legal entities, as well as any group of people acting in agreement with other persons, who (1) acquires or sells our shares of common stock or Securities by any means or title, (2) alters the configuration or composition of its direct or indirect interest in our capital stock, (3) converts notes into shares of common stock, (4) exercises options to purchase any convertible securities mentioned or (5) changes its intention with respect to its interest in our capital stock, in existence at the time any of the assumptions provided for in preceding (1) to (4), as long as, in each case, the purchase made in each of such assumptions grants control over 5% or more of our capital stock or voting rights, shall, immediately upon consummation of the transaction or change in intentions, inform us of such circumstances, irrespective of compliance with any additional duty that applicable securities rules and regulations may require if such were the case. Future transactions for an amount equivalent to a multiple of 5% of our capital stock or voting rights must also be communicated to us.

Under Argentine law, any person acquiring 5% or more of the voting stock of a public company must inform the CNV in writing of the acquisition of such voting stock. Additionally, such person must inform

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the CNV in writing of each additional acquisition of 5% of the voting stock of that particular company, until such person acquires control of that company.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

Not applicable.

Changes in Our Capital (Item 10.B.10 of Form 20-F)

Not applicable.

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DESCRIPTION OF ADSs

Name of Depositary and address of its principal executive office (Item 12.D.1 of Form 20-F).

J.P. Morgan, will deliver the American Depositary Shares, also referred to as ADSs. The depositary’s office at which the ADRs will be administered is located at 4 New York Plaza, Floor 12 New York, New York 10004.

Description of ADS (item 12.D.2 of Form 20-F)

The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by the Deposit Agreement (as defined below), the form of ADS, which contain the terms of the ADSs, and any applicable law, as amended from time to time. In the following description, a “Holder” is the person registered with the Depositary (as defined below).

Copies of the Deposit Agreement are available for inspection at the offices of our Depositary. We encourage you to read the Deposit Agreement (defined below), the ADS form and the applicable sections of our annual report for additional information.

Each ADS will represent 25 common shares (or a right to receive 25 common shares) deposited with the principal Buenos Aires office of Banco Santander Rio S.A., as custodian for the depositary in Argentina. Each ADS will also represent any other securities, cash or other property which may be held by the depositary.

Dividends and Other Distributions

The depositary has agreed to pay to the Holders the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses. The Holders will receive these distributions in proportion to the number of common shares their ADSs represent.

•      Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any cash received in foreign currency into U.S. dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

•      Common Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed

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in the same manner as cash to the ADR holders entitled thereto. Any fees, taxes and/or charges owing in connection with a common or preferred share distribution will be collected from and/or owing by registered holders of ADRs.

•      Rights. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may: (i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or (ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing, in which case ADR holders will receive nothing and the rights may lapse.

•      Other Distributions. The depositary will send to the ADR holders any other securities or property we distribute on deposited securities by any means it thinks is equitable and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. The depositary may sell a portion of the distributed securities or property sufficient to pay any taxes or its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to them.

Withdrawal and Transfer

The holders have the right to surrender their ADRs and withdraw the underlying common shares at any time except:

•    when temporary delays arise because: the depositary has closed its transfer books or we have closed our transfer books; the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or we are paying a dividend on our common shares;

•    when the holder owes money to pay fees, taxes and similar charges; or

•    when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Title to the ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York. Prior to the transfer of the ADR, the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of

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transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of the ADR form; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement or as the Depositary reasonably believes are required in order to enable compliance with applicable laws, rules and regulations, including, without limitation, those of the Central Bank, BCBA and the CNV.

Voting Rights

Holders exercise the voting rights by providing instructions to the depositary through proxy voting cards. Holders may instruct the depositary to vote the common shares underlying their ADSs. As soon as practicable after receiving notice from us of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary will notify the holder of the upcoming vote and arrange to deliver our voting materials to the holder. The materials will describe the matters to be voted on and explain how the holder may instruct the depositary to vote the common shares or other deposited securities underlying its ADSs as the holder directs by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Argentine law and the provisions of our by-laws, to vote or to have its agents vote the common shares or other deposited securities as the holder instructs. Otherwise, the holder will not be able to exercise its right to vote unless the holder withdraws the common shares. However, the holder may not know about the meeting far enough in advance to withdraw the common shares. We will use our best efforts to request that the depositary notify the holder of upcoming votes, ask for the holder’s instructions and an indication whether or not each resolution to be voted upon has been proposed by the board of directors of the Company, not less than 30 days prior to the meeting date.

If the depositary does not receive voting instructions from the holder by the specified date, it will consider that the holder has authorized and directed it to vote the number of deposited securities represented by its ADSs in favor of all resolutions proposed by our board of directors or, in the case of a resolution not proposed by our board of directors, in the same manner as the majority of all other votes cast at the meeting in respect of that resolution.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, the holders are considered, by continuing to hold their ADS, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 60 days. In either case, the depositary must notify the holder at least 45 days before termination.

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After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

•      receive and hold (or sell) distributions on Deposited Securities and advise the holders that the deposit agreement is terminated,

•      deliver Deposited Securities being withdrawn.

Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The Deposit Agreement expressly limits the obligations and liability of the depositary, ourselves and each of our and the depositary’s respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act of 1933 or the Exchange Act, to the extent applicable. In the Deposit Agreement it provides that we, the depositary and any such agent:

•   are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•   are not liable if either of us exercises discretion permitted under the deposit agreement;

•   are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•    have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on the holder’s behalf or on behalf of any other person;

•    are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•     may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party; or

•    are not liable for the inability of any ADR holder or beneficial owner of ADSs to benefit from, or participate in, any distribution, offering, right or other benefit which is made available to holders of shares but is not made available to ADR holders.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

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Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of common shares or other property, the depositary may require:

•      payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•      satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•      compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to ADR holders.

Books of Depositary

The depositary will maintain in New York facilities for the delivery and surrender of ADSs. The ADS register may be closed from time to time when deemed expedient by the depositary or requested by us.

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